Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

ROBERT A. PORTERA

and

RF INDUSTRIES, LTD.

TABLE OF CONTENTS

		Page

ARTICLE I	DEFINITIONS	1

ARTICLE II	Purchase and sale	9

ARTICLE III	Representations and Warranties of Seller	12

ARTICLE IV	Representations and Warranties of Buyer	30

Section 4.01	Organization and Authority of Buyer	30
Section 4.02	No Conflicts	30
Section 4.03	Investment Purpose	30

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TABLE OF CONTENTS (cont.)

		Page

Section 4.04	Legal Proceedings	30
Section 4.05	Validity of Issuance	30

ARTICLE V	Covenants	31

Section 5.01	Confidentiality	31
Section 5.02	Non-competition	31
Section 5.03	Public Announcements	32
Section 5.04	Further Assurances	32
Section 5.05	Employee Bonus Payments	32
Section 5.06	Marie DePuma	32

ARTICLE VI	Tax matters	33

ARTICLE VII	Earn-Out Payments	36

Section 7.01	Earn-Out	36

ARTICLE VIII	Indemnification	39

ARTICLE IX	Miscellaneous	43

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TABLE OF CONTENTS (cont.)

		Page

Section 9.07	Successors and Assigns	45
Section 9.08	No Third-party Beneficiaries	45
Section 9.09	Amendment and Modification	45
Section 9.10	Governing Law	46
Section 9.11	Specific Performance	46
Section 9.12	Counterparts	46

Schedule 1	Seller’s Account
Schedule 2	Third Party Consents
Exhibit A	Escrow Agreement
Exhibit B	Portera Employment Agreement
Exhibit C	DePuma Employment Agreement

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated January 20, 2014, is entered into between Robert A. Portera, an individual residing in New Jersey (“Seller”), and RF Industries, Ltd., a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, without par value (the “Shares”), of Comnet Telecom Supply Inc., a New York corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, it is the intention of the parties that certain provisions of this Agreement and of the operations of the Company be deemed to have become effective as of November 1, 2014;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Account” has the meaning set forth in Section 2.02.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Additional Earn-out Payment" has the meaning set forth in Section 7.01(a).

“Adjusted EBITDA” means, with respect to any Calculation Period, the net income before interest, income taxes, depreciation and amortization of the Company for such period, based on the Company’s financial statements, adjusted as follows: (i) All corporate overhead and other administrative expenses of Buyer that are allocated by Buyer to the Company because it is included in the consolidated group of companies, or any additional costs and expenses that the Company is required to incur as a result of being a subsidiary of Buyer (including for example in both instances, an allocation of public company expenses, Sarbanes Oxley Act of 2002 compliance expenses, additional SEC related accounting expenses, and other similar expenses allocated by the Buyer to its divisions and subsidiaries) shall be excluded from the Adjusted EBITDA calculations. (ii) Products, parts and other items sold or transferred by the Company to Buyer (or any subsidiary of Buyer) shall be recorded as a sale by the Company at a price equal to the price at which the Company would have sold such product, part to item to a third party. (iii) Products, parts and items purchased or otherwise received by the Company from Buyer (or any subsidiary of Buyer) shall be recorded as a purchase by the Company at a price equal to the price at which Buyer would have purchased such product, part to item from a third party. (iv) Any services provided by the Company to Buyer (or any subsidiary of Buyer) shall be valued at the price that the Company would have charged to a third party for such services, and any services received by the Company from Buyer (or any subsidiary of Buyer) shall be valued at the price that the Company would have paid for such services to a third party. For the purposes of calculating Adjusted EBITDA, the Company’s financial statements for any Calculation Period shall be determined in the same manner as the Interim Financial Statements were determined.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.05(b).

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in either San Diego, California, or New York, New York, are closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Calculation Period” means each of the fiscal years ended October 31, 2015 and October 31, 2016.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

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“Closing Cash Consideration” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Working Capital” means: (a) the Target Assets of the Company, less (b) the Target Liabilities of the Company, determined as of the close of business on the day immediately preceding the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corning Support Agreement” means the Cable Assembly Support Agreement entered into as of May 28, 2010 by and between Corning Cable Systems, LLC and the Company.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earn-out Calculation” has the meaning set forth in Section 7.01(b)(i).

“Earn-out Calculation Delivery Date” has the meaning set forth in Section 7.01(b)(i).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 7.01(b)(ii).

“Earn-out Calculation Statement” has the meaning set forth in Section 7.01(b)(i).

“Earn-out Payment” has the meaning set forth in Section 7.01(a).

“Earn-out Period” means the period beginning on November 1, 2014 and ending on October 31, 2016.

“Employee Bonus Payment” means the $200,000 payment that the Company has agreed to make to select employees for their past services on the occasion of a sale of the Company as compensation for such employees.  The agreement for such compensation, and the accrual by the Company of such compensation, in that amount, shall not be considered a breach of any of the representations in the this Agreement.

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“Employment Agreement” means the Employment Agreement between Seller and Buyer, in the form attached hereto as Exhibit B.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

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“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means the financial institution Seller designates as the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among the Escrow Agent, Seller and Buyer, in the form attached hereto as Exhibit A.

"Escrow Amount" has the meaning set forth in Section 2.02.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means CohnReznick LLP.

“Insurance Policies” has the meaning set forth in Section 3.16.

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“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Seller or any other director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

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“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(b)(ii).

“Restricted Business” means any commercial entity engaged in design, manufacturing, assembling, purchasing, selling or distributing telecommunications and data products, including coaxial or fiber optic cables, patch cords, and wireless harnesses.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“Review Period” has the meaning set forth in Section 7.01(b)(ii).

“SEC Reports” means Buyer’s Annual Report on Form 10-K for the year ended October 31, 2013 and all other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 after the date of the Form 10-K filing.

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“Section 338(h)(10) Election” has the meaning set forth in Section 6.05(a).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Shares” has the meaning set forth in the recitals.

“Share Consideration” has the meaning set forth in Section 2.02.

“State Taxes” means any unpaid (whether or not accrued or reflected on the Financial Statements) sales, use or income taxes that the Company may now, or hereafter owe to any state or local taxing agency as a result of sales made by the Company in such states or localities, or as a result of installation charges included in the Company’s invoices with respect to installations in such states or localities, in each case prior to October 31, 2014. The parties hereto acknowledge that the amount, if any, of State Taxes owing by the Company is currently unknown.

“Statement of Objections” has the meaning set forth in Section 2.04(b)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Target Assets” means cash, cash equivalents and accounts receivable that are collectible in full within 90 days after billing, but excluding receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Target Liabilities” means all current liabilities of the Company determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, except that, for the purposes of calculating Target Working Capital, (i) the Employee Bonus Payment to be paid pursuant to Section 5.05 and (ii) the State Taxes shall be excluded from the calculation of “Target Liabilities.” The current liabilities that are included in the determination of Target Liabilities include, among other current liabilities, accounts payable, the inventory clearing account, notes payable (current), amounts outstanding under the Company’s bank line of credit, accrued accounts payable, accrued payroll, sales tax payable, income tax payable, credit cards payable, and profit sharing payable.

“Target Working Capital” means $400,000.

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“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Reimbursement” means the amount, if any, of United States Federal corporate income tax that Seller has to pay as a result of income earned by the Company during the period commencing on November 1, 2014 and ending on the Closing.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement and the Employment Agreement.

“Undisputed Amounts” has the meaning set forth in Section 2.04(b)(iii).

“Union” has the meaning set forth in Section 3.21(b).

ARTICLE II
Purchase and sale

Section 2.01         Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02         Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares shall be (i) up to $5,510,000, subject to adjustment pursuant to Section 2.04 hereof, plus (ii) an amount equal to the Tax Reimbursement. The Purchase Price shall be delivered by the Buyer to the Seller as follows: (a) $2,790,000 in cash (the “Closing Cash Consideration”) will be delivered by Buyer to Seller at the Closing by wire transfer to the account provided on Schedule 1 hereto (the “Account”); (b) an additional $300,000 in cash (the "Escrow Amount") will be deposited with, and held and administered in escrow by the Escrow Agent subject to the terms of the Escrow Agreement; (c) 252,381 shares of Buyer’s common stock (the “Share Consideration”), valued at $1,060,000 (based on a per share price of $4.20, the volume weighted average price of Buyer’s common stock during the five trading days before the Closing Date); and (d) up to $1,360,000 in additional cash to be delivered by Buyer to Seller as set out under Article VII of this Agreement. The Tax Reimbursement shall be paid to Seller within five business days after Seller provides Buyer with a statement that specifies the amount of the Tax Reimbursement and the manner in which the Tax Reimbursement was determined and calculated. The parties agree to allocate the Purchase Price for tax purposes as provided in Section 6.05(b).

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Section 2.03         Closing Deliverables.

(a)          At the Closing, Buyer shall deliver to Seller:

(i)          a counterpart of this Agreement duly executed by Buyer;

(ii)         the Closing Cash Consideration, in the manner set forth in Section 2.02;

(iii)        a stock certificate in the name of Seller representing the Share Consideration;

(iv)        a counterpart duly executed by Buyer of the Employment Agreement; and

(v)         a counterpart duly executed by Buyer of the Escrow Agreement.

(b)          At the Closing, Seller shall deliver to Buyer:

(i)          a counterpart of this Agreement duly executed by Seller;

(ii)         a counterpart duly executed by Seller of the Employment Agreement;

(iii)        a counterpart duly executed by Buyer of the Escrow Agreement;

(iv)        all stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(v)         those Third Party Consents specified on Schedule 2 hereto;

(vi)        a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(vii)       a good standing certificate for the Company from the secretary of state of the State of New York; and

(viii)      written resignations, effective as of the Closing Date, of the officers and directors of the Company.

Section 2.04         Purchase Price Adjustment.

(a)          Post-Closing Adjustment.

(i)          Within 10 calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital (the “Closing Working Capital Statement”).

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(ii)         The post-closing adjustment shall be the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital (the “Post-Closing Adjustment”), and shall be paid by Seller to Buyer as described below. For the sake of clarity, if the Closing Working Capital exceeds the Target Working Capital, there shall be no post-closing adjustment.

(b)          Examination and Review.

(i)          Examination. After receipt of the Closing Working Capital Statement, Seller shall have five calendar days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)         Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 10 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)        Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)        Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by Seller and by Buyer.

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(v)         Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such shorter time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)        Payments of Post-Closing Adjustment. Payment of the Post-Closing Adjustment, if any, shall (A) be due to Buyer (x) within five Business Days of acceptance of the Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid to Buyer by wire transfer of immediately available funds to the Account.

(c)          Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05         Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the exchange of documents and instruments via mail, courier, email and/or telecopy and by wire transfer of funds on the date of execution by the parties of this Agreement (the “Closing Date”), unless another time, date or place is agreed to in writing by the Seller and the Buyer.

Section 2.06         Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
Representations and Warranties of Seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01         Due Execution by Seller. This Agreement and the other Transaction Documents have each been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) each such agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 3.02         Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

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Section 3.03         Capitalization.

(a)          The authorized capital stock of the Company consists of 200 shares of common stock, without par value (“Common Stock”), of which 25 shares are issued and outstanding and constitute the Shares. No shares of preferred stock are authorized or outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, representing 100% of the outstanding shares of Common Stock, free and clear of all Encumbrances.

(b)          All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04         No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05         No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 3.06         Financial Statements. Complete copies of the Company’s unaudited financial statements, consisting of the balance sheet of the Company as at December 31 in each of the years 2011, 2012, 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at October 31, 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the ten- month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of October 31, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07         Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08         Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          amendment of the charter, by-laws or other organizational documents of the Company;

(c)          split, combination or reclassification of any shares of its capital stock;

(d)          issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)          declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)           material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

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(g)          material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)          entry into any Contract that would constitute a Material Contract;

(i)            incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)            transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)           material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)           any capital investment in, or any loan to, any other Person;

(m)          acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(n)          any material capital expenditures;

(o)          imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(p)          (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than (x) the Company’s annual holiday employee bonuses (in the amount of approximately $75,000) paid in December 2014, (y) as provided for in any written agreements, or (z) required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000 per year, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q)          hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(r)           adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

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(s)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(t)          entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)         purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)          action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09         Material Contracts.

(a)          Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules being “Material Contracts”):

(i)          each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)         all Contracts that provide for the indemnification by the Company of any Person or the assumption by the Company of any Tax or other Liability of any Person;

(iii)        all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

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(iv)        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v)         all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi)        except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(vii)       all Contracts with any Governmental Authority to which the Company is a party;

(viii)      all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)         any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)          all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xi)         all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xii)        any other Contract that is material to business or operations the Company and not previously disclosed pursuant to this Section 3.09.

(b)          Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10         Title to Assets; Real Property.

(a)          The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

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(i)          liens for Taxes not yet due and payable;

(ii)         mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)        easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv)        liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)          Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company does not own any Real Property. Seller has delivered or made available to Buyer true, complete and correct copies of all leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11         Condition And Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

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Section 3.12         Intellectual Property. The Company does not own any intellectual property, nor does it utilize any intellectual property that is material to its business.

Section 3.13         Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14         Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15         Customers and Suppliers.

(a)          Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)          Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

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(c)          The Corning Support Agreement is valid and in full force and effect, and the conduct by the Company of its business is and at all times since the date of the Corning Support Agreement has been in material compliance with the Corning Support Agreement. No event has occurred, and to Seller’s knowledge no circumstance exists, that (with or without notice or lapse of time) may provide Corning Cable Systems LLC with the right to revoke, withdraw, suspend, cancel or termination the Corning Support Agreement prior to its annual expiration date on May 28, 2015. The Company has not received notice, written or otherwise, that Corning Cable Systems LLC intends to revoke, withdraw, suspend, cancel or termination the Corning Support Agreement or the Company’s status as a “Gold Member” thereunder, or to modify the Corning Support Agreement in any manner that would have any negative impact on the business of the Company as currently conducted or proposed to be conducted after the Closing.

Section 3.16         Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17         Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

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Section 3.18         Compliance With Laws; Permits.

(a)          The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)          All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19         Environmental Matters.

(a)          The Company is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken all measures necessary to facilitate transferability of the same, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)          No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

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(e)          Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)          Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller and any predecessors as to which the Company or Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller.

(g)          Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)          Seller has provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)          Neither the Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.20         Employee Benefit Matters.

(a)          Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

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(b)          With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)          Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

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(d)          Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)          With respect to each Benefit Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iii) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code, (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 3.20(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)          Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)          Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)          There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(i)          There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)          Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)          Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)          Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21         Employment Matters.

(a)          Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

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(b)          The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)          The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.22         Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)          All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

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(e)          The amount of the Company’s Liability for unpaid Taxes, other than any unpaid State Taxes, for all periods ending on or before October 31, 2014 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)          Section 3.22(f) of the Disclosure Schedules sets forth:

(i)          the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)         those years for which examinations by the taxing authorities have been completed; and

(iii)        those taxable years for which examinations by taxing authorities are presently being conducted.

(g)          All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)          The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)          Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after January 1, 2010.

(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)          The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)          The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

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(n)          The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)         an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)        a prepaid amount received on or before the Closing Date;

(iv)        any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)         any election under Section 108(i) of the Code.

(o)          The Company is, and has always been, an “S corporation” within the meaning of the Section 1361 of the Code.

(p)          Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)          The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)          The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(s)          There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t)          Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 3.23         Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

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Section 3.24         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.25         Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.26         Share Consideration. Seller understands and acknowledges that (i) none of the Share Consideration has been registered under the Securities Act of 1933, as amended (the “Securities Act”) and such shares are therefore restricted securities; (ii) none of the Share Consideration may be sold or transferred unless registered under the Securities Act or an exemption from such registration is available; and (iii) a legend to that effect will be placed on the certificates representing the Share Consideration.

Section 3.27         Investor Representations. Seller (i) is an accredited investor as defined in Regulation D under the Securities Act; (ii) is acquiring the Share Consideration for his own account for investment and not with a view to the distribution thereof except in compliance with the Securities Act or an exemption available thereunder; and (iii) has been granted the opportunity to investigate the business and affairs of Buyer and to ask questions of its officers and employees, and has availed himself of such opportunity.

Section 3.28         Access to Information. Seller acknowledges that he has reviewed the SEC Reports and has been afforded: (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the sale of Buyer’s Common Stock and the merits and risks of investing in Buyer’s Common Stock; (ii) access to information, including copies of any exhibits to the SEC Reports, about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate his investment; and (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of Seller or his purchaser representatives or counsel shall modify, amend or affect the Seller's right to rely on the truth, accuracy and completeness of the SEC Reports and Buyer's representations and warranties contained in this Agreement.

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ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01         Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each of the Transaction Documents has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) each such agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the federal and state securities laws.

Section 4.03         Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04         Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05         Validity of Issuance. The Share Consideration, when issued in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

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ARTICLE V
Covenants

Section 5.01         Confidentiality. From and after the Closing, Seller shall hold in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02         Non-competition; Non-solicitation

(a)          For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates (including Zeta Telecom Solutions, Inc.) to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)          During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates (including Zeta Telecom Solutions, Inc.) to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)          During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates (including Zeta Telecom Solutions, Inc.) to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

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(d)          Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)          Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f)          Nothing in this Section 5.02 shall prohibit Zeta Telecom Solutions, Inc. from (i) engaging in transactions with Buyer or any of Buyer’s Affiliates, or (ii) conducting any activities that are otherwise prohibited by this Section 5.02, or from engaging in any transactions with a third party, if such activities or transactions are first disclosed to, and approved, in writing, by an officer of Buyer.

Section 5.03         Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer, and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.05         Employee Bonus Payments. Promptly following the Closing, Buyer shall make the Employee Bonus Payment in full to the employees of the Company.

Section 5.06         Marie DePuma. Effective as of the Closing, Buyer will cause the Company to offer to employ Marie DePuma pursuant to an employment agreement in the form attached hereto as Exhibit C.

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ARTICLE VI
Tax matters

Section 6.01         Tax Covenants.

(a)          Without the prior written consent of Buyer, Seller shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller and agrees to indemnify and hold harmless Buyer and the Company against any such Tax or reduction of any Tax asset.

(b)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)          Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seller and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Seller of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02         Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

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Section 6.03         Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05         Section 338(h)(10) Election.

(a)          Election. Seller shall join with Buyer and the Company in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”). Seller shall pay any Tax attributable to the making of the Section 338(h)(10) Election and Seller shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes.

(b)          Section 338(h)(10) Filing. Accordingly, at the Closing, Seller shall provide to Buyer for filing by Buyer on Seller’s behalf, a filled in and properly executed Internal Revenue Service Form 8023, the election form. Buyer will be responsible for filing Buyer’s executed Form 8023, as well as Seller’s executed Form 8023 so submitted.

(c)          Allocation of Purchase Price. Buyer shall engage an independent valuation firm to allocate the Purchase Price and the Liabilities of the Company (plus other relevant items) among the assets of the Company for all purposes (including Tax and financial accounting) and prepare an allocation schedule (the “Allocation Schedule”). Buyer and Seller agree to use the allocations set forth on the Allocation Schedule for all Tax and accounting purposes.

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Section 6.06         Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.07         Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08         State Taxes. The parties are currently determining the amount of State Taxes that the Company may owe. Seller, and not the Company or Buyer, shall be responsible for the payment or settlement of all State Taxes. Seller shall have the right to negotiate the amount and terms of the payment of the State Taxes with the appropriate tax authorities and to compromise and settle all such State Tax obligation on behalf of the Company (unless such settlement would negatively affect the Company or its operations in such state). If Seller does not pay, or for any reason the Company does pay or is required to pay, any State Taxes, upon written demand by the Company or Buyer delivered to Seller, Seller shall promptly reimburse the Company for the full amount of State Taxes paid by the Company. In the event that any State Taxes remain outstanding on the date that Seller’s employment with the Company or Buyer terminates, Buyer and Seller shall at that time enter into such additional agreements or arrangements as the Company reasonably believes are necessary to ensure that all financial liabilities for the State Taxes are borne by Seller and not by the Company. Seller’s obligation to pay, in full, all State Taxes is in addition to any other obligation to indemnify or reimburse the Company or Buyer under this Agreement. Seller’s obligation to pay all State Taxes and to reimburse and/or indemnify the Company for any State Taxes that the Company pays shall survive the termination of this Agreement.

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Section 6.09         Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.10         Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.11         Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
Earn-Out Payments

Section 7.01         Earn-Out.

(a)          Earn-out Payments. As additional consideration for the Shares, at such times as provided in Section 7.01(d), Buyer or, at the direction of Buyer, the Company or another designee of Buyer, shall pay to Seller the following payments, if earned (each, and “Earn-out Payment”):

(i)          With respect to each Calculation Period within the Earn-out Period, Buyer shall pay Seller an amount, if any (each, a “First Earn-out Payment”), equal to the product of (i) an amount equal to (A) the Adjusted EBITDA for such Calculation Period, divided by (B) $1,083,000; multiplied by (ii) $500,000; provided, that in no event shall Buyer be obligated to pay Seller more than $500,000 for any Calculation Period, except as set forth in the last section of this Section 7.01. If the Adjusted EBITDA for a particular Calculation Period does not exceed $758,000, no First Earn-out Payment shall be due for such Calculation Period. Seller shall be entitled to such First Earn-out Payment, up to $500,000, in each of the two Calculation Periods (or, $1,000,000 in the aggregate if the maximum First Earn-out Payment is payable for each Calculation Period).

(ii)         In the event that the Adjusted EBITDA for any Calculation Period exceeds $1,275,000, then, and in addition to the First Earn-out Payment payable under Section 7.01(a)(i) for each such Calculation Period, Seller shall be entitled to an additional fixed, lump sum payment of $100,000 with respect to such Calculation Period (the "Second Earn-out Payment") (or, $200,000 in the aggregate if the Second Additional Earn-out Payment is payable for each Calculation Period).

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(iii)        In addition to the First Earn-out Payment payable under Section 7.01(a)(i) and the Second Earn-out Payment payable under Section 7.01(a)(ii), Seller shall be entitled to receive up to an aggregate of $160,000 (the “Third Earn-out Payment”) if Adjusted EBITDA for one or both of the Calculation Period exceeds $1,275,000. The Third Earn-out Payment shall be determined as follows: (x) In the event that Adjusted EBITDA for the first Calculation Period exceeds $1,275,000, Seller shall receive a cash payment (up to $160,000) equal to 50% of the amount by which Adjusted EBITDA exceeds $1,275,000. (x) In the event that Adjusted EBITDA for the second Calculation Period exceeds $1,275,000, Seller shall receive a cash payment (up to $160,000) equal to 50% of the amount by which Adjusted EBITDA exceeds $1,275,000, less any Third Earn-out Payment paid to Seller for the first Calculation Period. The sum of the Third Earn-out Payments payable during for the first and second Calculation Periods shall not exceed $160,000.

(b)          Procedures Applicable to Determination of the Earn-out Payments.

(i)          On or before the date which is 90 days after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for the applicable Calculation Period and its calculation of the resulting Earn-out Payment and Additional Earn-out Payment (in each case, an “Earn-out Calculation”).

(ii)         Seller shall have 10 days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, Seller and its accountants shall have the right to inspect the Company's books and records during normal business hours at the Company's offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Adjusted EBITDA and the resulting Earn-out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Adjusted EBITDA and the Earn-out Payment for the applicable Calculation Period. If Buyer and Seller are unable to reach agreement within 15 days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Adjusted EBITDA differ from Adjusted EBITDA as finally determined by the Independent Accountant.

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(c)          Independence of Earn-out Payments. Buyer's obligation to pay each of the Earn-out Payments to Seller in accordance with Section 7.01(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment to Seller shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the First Earn-out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the First Earn-out Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such First Earn-out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earn-out Payment for the first Calculation Period.

(d)          Timing of Payment of Earn-out Payments. Subject to Section 7.01(f), any Earn-out Payment that Buyer is required to pay pursuant to Section 7.01(a) hereof shall be paid in full no later than five Business Days following the date upon which the determination of Adjusted EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 7.01(b)(ii) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice). Buyer shall pay to Seller the applicable Earn-out Payment in cash by wire transfer of immediately available funds to the Account.

(e)          Post-closing Operation of the Company. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn-out Payments hereunder. Notwithstanding the foregoing, Buyer has no obligation to operate the Company in order to achieve any Earn-out Payment or to maximize the amount of any Earn-out Payment.

(f)          Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 7.01 the amount of any Losses to which any Buyer Indemnified Party may be entitled under Article VIII of this Agreement and any State Taxes that the Company may have paid under Section 6.08.

(g)          No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Seller shall not have any rights as a security holder of Buyer or the Company as a result of Seller's contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

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ARTICLE VIII
Indemnification

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.03, Section 3.24 and Section 4.01 shall survive indefinitely, (b) Section 3.19 shall survive for a period of five years after the Closing, and (c) Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02         Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

Section 8.03         Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04         Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $10,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $2,500,000 (the “Cap”). Notwithstanding the foregoing, Losses that the Company incurs as a result of having to pay any State Taxes shall be excluded from the Cap, and Seller shall be obligated to reimburse or indemnify Buyer for any such State Tax payments made by the Company.

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.03, Section 3.19, Section 3.20, Section 3.24 and Section 4.01.

(d)          For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05         Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

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(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds( provided that any obligations owing to Buyer shall be satisfied first by making Buyer a claim against the Escrow Amount pursuant to the terms of the Escrow Agreement). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to include the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

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Section 8.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09         Exclusive Remedies. Subject to Section 5.02 and Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
Miscellaneous

Section 9.01         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

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If to Seller:	Robert A. Portera 1 Kimberly Road, Building 101 East Brunswick NJ 08816 E-mail: rportera@comnetsupply.com

with a copy to:	Dean Lakis, Esq. 99 Powerhouse Road, Suite 211 Roslyn Heights, New York 11577 Facsimile: (516) 209-4661 E-mail: LakisEsq@aol.com

If to Buyer:	RF Industries, Ltd. 7610 Miramar Road, Building 6000 San Diego, CA 92126 Attention: Howard Hill Facsimile: (858) 549-6345 E-mail: hhill@rfindustries.com Attention: Chief Executive Officer

with a copy to:	TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles CA 90067 Facsimile: (310) 201-4746 E-mail: ibenko@troygould.com Attention: Istvan Benko

Section 9.03         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 9.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 9.08         No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

45

Section 9.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to parties residing in New York, without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the City of New York, New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. Any process in any action or proceeding commenced in such courts may be served upon the applicable parties by mailing the same by certified mail, return receipt requested, to the party at his or its address set forth in Section 9.02. Any such service shall be deemed to have the same force and effect as personal service within the State of New York.

(b)          Each party acknowledges and agrees that any controversy which may arise under this Agreement or the other transaction documents is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the other transaction documents or the transactions contemplated hereby or thereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10(b).

Section 9.11         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

46

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ ROBERT A. PORTERA
Robert A. Portera

RF INDUSTRIES, LTD.

By:	/s/ HOWARD HILL
Name: Howard Hill
Title: Chief Executive Officer

47

EXHIBIT A

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”) is entered into as of the __ day of January, 2015, by and among RF INDUSTRIES, LTD., a Nevada corporation (“Buyer”), ROBERT PORTERA (“Portera”), and _______________, a _______ (“Escrow Agent”), as escrow agent hereunder.

WHEREAS, Buyer and Portera have entered into that certain Stock Purchase Agreement, dated as of January 20, 2015 (as the same may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which Buyer acquired all of the stock of Comnet Telecom Supply, Inc. from Portera;

WHEREAS, the transactions contemplated by the Purchase Agreement (the “Closing”) closed on January 20, 2015;

WHEREAS, the parties hereto wish to enter into this Escrow Agreement on the terms and conditions set forth herein in connection with the payment of the purchase price under the Purchase Agreement; and

WHEREAS, Section 2.02 of the Purchase Agreement provides that Buyer shall deposit, by wire transfer of immediately available funds, $300,000 with Escrow Agent (as such amount may be increased due to interest or other income, the “Escrow Amount”), from which Escrow Agent shall satisfy any indemnity claims under Section 8.02 of the Purchase Agreement pursuant to the terms and conditions of this Escrow Agreement;

NOW THEREFORE, in consideration of the premises, which are incorporated into and made part of this Escrow Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Portera and Escrow Agent hereby agree as follows:

1.             Capitalized Terms. All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

2.             Appointment of Escrow Agent. Buyer and Portera hereby appoint Escrow Agent as escrow agent to receive, hold and disburse the Escrow Amount, and Escrow Agent hereby accepts its appointment as escrow agent on the terms described herein.

3.             Deposit With Escrow Agent.

(a)                Concurrently with the execution of this Escrow Agreement, Buyer shall deposit the Escrow Amount with Escrow Agent by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Escrow Agent.

(b)               Buyer and Portera agree that the Escrow Amount will remain in escrow with Escrow Agent according to the terms and conditions of this Escrow Agreement and neither Buyer nor Portera will withdraw or attempt to withdraw the Escrow Amount, except as provided in this Escrow Agreement.

4.             Term. The term of this Escrow Agreement shall expire upon the complete disbursement of the entire Escrow Amount in accordance with Section 5 hereof.

5.             Disbursement of Escrow Amount.

(a)           Indemnification Claims.

(i)                 At any time and from time to time until January 20, 2016 (the “Termination Date”), Buyer may, under appropriate circumstances (as such are governed by the terms and conditions of the Purchase Agreement), give written notice (the “Indemnification Notice”) to Portera and Escrow Agent specifying the nature and dollar amount of a claim for indemnification (a “Claim”) for which Buyer asserts entitlement to indemnification under the terms and conditions of the Purchase Agreement. If Portera does not deliver written notice to Buyer and Escrow Agent disputing such Claim (a “Counter Indemnification Notice”) within ten (10) days after Escrow Agent’s receipt of the Indemnification Notice, the dollar amount of the Claim set forth in such Indemnification Notice shall be deemed conclusive for purposes of this Escrow Agreement, and, at the end of such ten-day (10) period, Escrow Agent shall deliver to Buyer from the Escrow Amount the dollar amount of the Claim set forth in the Indemnification Notice, if any monies remain in the Escrow Amount. Escrow Agent shall not inquire into a Claim, or consider whether a Claim complies with the requirements of the Purchase Agreement, but shall rely conclusively and without inquiry on each Indemnification Notice.

(ii)               If a Counter Indemnification Notice is delivered by Portera to Buyer and Escrow Agent, Escrow Agent shall make payment with respect to the respective Claim only (A) in accordance with joint written instructions of Portera and Buyer or (B) after a decision has been rendered by a court of competent jurisdiction to enforce an award with respect to the amount of such Claim, and then in accordance with such decision (including all interest earned on such awarded amount). If Escrow Agent obeys or complies with any such order, judgment or decree of any court, Escrow Agent shall not be liable to Portera, Buyer or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)             Any Claim (A) which has been made before the Termination Date or (B) which is described in Section 5(a)(ii) hereof (x) for which Portera and Buyer have not issued a joint instruction letter for payment, or (y) which has not been the subject of a court decision, shall be referred to herein as an “Open Claim” with the amount alleged therein to be an “Open Claim Amount.” An Open Claim may be withdrawn or revised by Buyer only pursuant to a written letter to Escrow Agent signed by Buyer specifying such withdrawal or amendment.

(b)           Release of Escrow Amount. On April 20, 2015, Escrow Agent shall distribute to Portera, pursuant to written instructions of Portera, an amount equal to $75,000, minus any Open Claim Amounts, if any, as of such date. On July 20, 2015, Escrow Agent shall distribute to Portera, pursuant to written instructions of Portera, an amount equal to an additional $75,000, minus any Open Claim Amounts, if any, as of such date (other than any Open Claim Amounts that were outstanding in the previous period and were therefore already deducted). On October 20, 2015, Escrow Agent shall distribute to Portera, pursuant to written instructions of Portera, an amount equal to an additional $75,000, minus any Open Claim Amounts, if any, as of such date (other than any Open Claim Amounts that were outstanding in the previous periods and were therefore already deducted). On the third Business Day after the Termination Date, Escrow Agent shall distribute to Portera, pursuant to written instructions of Portera, the then-remaining balance of the Escrow Amount (including any interest earned on such amount), if any, minus any Open Claim Amounts, if any, and interest earned on such Open Claim Amounts.

(c)           Except as otherwise set forth herein, Buyer and Portera hereby acknowledge and agree that no interest income or other income accrued on the Escrow Amount shall be due to or remitted to Buyer and/or Portera for the period of time the Escrow Amount is held by Escrow Agent. Notwithstanding the foregoing, Escrow Agent shall, for each calendar year (or portion thereof) that it holds the Escrow Amount, report the income of the Escrow Amount on IRS Forms 1099. Pursuant to former Proposed Treasury Regulations 1.468B-8, the Forms 1099 shall show Buyer as “payee,” and, at Buyer’s request (it being understood that Buyer shall be under no obligation to make any such request), Escrow Agent shall distribute to Buyer 30% of the amount of income reported on the Form 1099 (the “Tax Distribution Amount”) to satisfy its tax obligations with respect to any interest that accrues on the Escrow Amount. Further, none of the parties shall take any position in connection with the preparation, filing or audit of any Tax Return that is in any way inconsistent with the foregoing determination or the Forms 1099 provided by Escrow Agent. On or before the execution and delivery of this Escrow Agreement, Buyer and Portera shall provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any other Federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. Solely as among Buyer and Portera, an agreement with which Escrow Agent need not be concerned, (a) Buyer shall be treated as having paid interest to Portera at the time of and in the amount of any interest distributed by Escrow Agent to Portera (less the Tax Distribution Amount), and (ii) Buyer shall issue Form(s) 1099 to Portera reflecting the same as required by applicable law, provided that the foregoing shall not be duplicative of any interest income Portera is deemed to have received pursuant to any applicable imputed interest or similar rules under the Code.

(d)           All disbursements of the Escrow Amount made by Escrow Agent under the terms and conditions of this Escrow Agreement shall be made by wire transfer of immediately available funds to the account designated in writing by the intended recipient. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent by any party to this Escrow Agreement.

6.             Disagreement. If Escrow Agent is in doubt as to what action should be taken hereunder, Escrow Agent shall, upon notice to Buyer and Portera, have the right to do either or both of the following: (a) withhold or stop all performance of this Escrow Agreement, save and except safekeeping of the Escrow Amount, together with any and all interest or other income earned thereon (and all notices or instructions received in connection herewith) until Escrow Agent is satisfied that such doubt has been resolved, as evidenced by a written notification from Buyer and Portera, and (b) file a suit in interpleader and obtain an order of the court of appropriate jurisdiction requiring all persons involved to litigate in such court their respective claims arising out of or in connection with the Escrow Amount, or tender into the registry or custody of any court having jurisdiction, all money and property held under this Escrow Agreement and notify the parties hereto of such deposit and may take such other legal action as may be appropriate or necessary, in the opinion of the Escrow Agent. Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder. Escrow Agent’s reasonable costs, including reasonable attorneys’ fees, in filing and pursuing such legal proceedings shall be a joint and several obligation of Buyer and Portera, but solely as among Buyer and Portera shall be paid by the party whose claims are denied or whose proposed allocation of the amount in dispute is farthest from the allocation set forth in the final determination of the court in such legal proceedings.

7.             Investment of Escrow Amount. Unless directed otherwise in writing by Buyer and Portera, the funds constituting the Escrow Amount will be invested in a money market fund. The Escrow Agent shall have no liability for any loss resulting from investments made in accordance with the provisions of this Escrow Agreement.

8.             Performance of Escrow Agent; Indemnification.

(a)           Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no additional duties or obligations shall be implied hereunder. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform any of its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses that may be incurred as a result of Escrow Agent so acting or failing to so act; provided, however, that Escrow Agent shall not be relieved from liability for damages arising out of its gross negligence or willful misconduct under this Escrow Agreement. The Escrow Agent shall not be required to take notice of any agreement or understanding, including but not limited to the Purchase Agreement, among the parties hereto, other than this Escrow Agreement and shall have no duty or responsibility to take any action pursuant to the terms thereof. Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its legal counsel given with respect to any question relating to the duties and responsibilities of Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any instrument delivered to Escrow Agent and believed by Escrow Agent to be genuine and to have been signed or presented by Buyer and/or Portera, as appropriate.

(b)           Escrow Agent shall have no obligation to take any legal action in connection with this Escrow Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability, unless security and indemnity shall be furnished by Buyer and Portera.

(c)           Buyer and Portera agree, jointly and severally, to indemnify Escrow Agent and each of its officers, directors, agents and employees for, and to hold it, them and each of them harmless from and against, any loss, liability, claims, actions, damages or expenses (including reasonable expenses and disbursements of its counsel) incurred without gross negligence, bad faith or intentional misconduct arising directly or indirectly out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself against any such claim or liability. The foregoing indemnities in this paragraph shall survive the resignation or substitution of Escrow Agent or the termination of this Escrow Agreement. Escrow Agent shall not be bound by or incur any liability with respect to the Purchase Agreement or any other agreement or understanding between Buyer and Portera.

9.             Fees of Escrow Agent. Escrow Agent’s fees shall be as set forth on Exhibit
A hereto, and shall be payable by Buyer and Portera, but solely as among Buyer and Portera shall be paid by Buyer, on the one hand, and Portera, on the other hand, on a 50/50 basis. Escrow Agent shall be entitled to reimbursement from Buyer and Portera for any reasonable expenses or disbursements incurred in connection with the performance of Escrow Agent’s obligations hereunder. Solely among Buyer and Portera, such reasonable expenses or disbursements shall be paid by Buyer, on the one hand, and Portera, on the other hand, on a 50/50 basis. To the extent any amount due to Escrow Agent pursuant to this Section 9 is not paid, Escrow Agent shall notify Buyer and Portera and if such amount is not paid within ten (10) Business Days of such notice, then Escrow Agent may deduct the same from the Escrow Amount. In the event that Escrow Agent has offset such fees and expenses from the Escrow Amount, Buyer and Portera shall promptly reimburse the Escrow Amount for the same.

10.           Resignation/Removal of Escrow Agent.

(a)           Escrow Agent (and any successor Escrow Agent) may at any time resign as such by giving thirty (30) days’ prior written notice to Buyer and Portera and delivering the Escrow Amount to any successor Escrow Agent jointly designated by Buyer and Portera in writing, or by any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. Prior to the effectiveness of such resignation, Buyer and Portera shall appoint a new Escrow Agent, which shall be a mutually agreed-upon bank or national banking association. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) and (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility shall be to retain and safeguard the Escrow Amount until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction. Notwithstanding anything to the contrary herein provided, in the event no successor escrow agent has been appointed on or prior to the sixtieth (60th) day after Escrow Agent provides notice of resignation hereunder, Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds and other property then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this Escrow Agreement. Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder. Escrow Agent shall be paid any outstanding fees and expenses prior to transferring the Escrow Amount to a successor Escrow Agent.

(b)           Escrow Agent may be removed, as such, at any time by the written consent of Buyer and Portera and upon the payment of any and all costs and fees due to Escrow Agent. Upon the effective date of its resignation or removal, Escrow Agent will deliver the Escrow Amount, together with any and all interest or other income earned thereon, to such successor Escrow Agent directed by the written instructions of Buyer and Portera. After the effective date of its resignation or removal, Escrow Agent shall have no duty with respect to the Escrow Amount, together with any and all interest or other income earned thereon, except to hold such property in safekeeping and to deliver same to its successor or as is jointly directed in writing by Buyer and Portera.

11.           Instructions and Notices. All notices, requests, claims, demands, disclosures and other communications (including, but not limited to, the instruction letters, joint or otherwise, provided pursuant to Section 5) required or permitted by this Escrow Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (i) when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to Buyer, Portera or Escrow Agent, (ii) three (3) days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested or (iii) when received via facsimile or electronic mail (confirmed by telephone in each case), in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this Escrow Agreement; provided, however, that Escrow Agent shall not be deemed to have received any notice or communication hereunder prior to its actual receipt thereof:

If to Portera:

Robert Portera

8 Blueberry Hill
Marlboro, NJ 07746
E-mail: rportera@comnetsupply.com

with a copy to:

Dean Lakis, Esq.

99 Powerhouse Road, Suite 211
Roslyn Heights, New York 11577

E-mail: LakisEsq@aol.com

If to Buyer:

RF Industries, Ltd.

7610 Miramar Road,
Building 6000

San Diego, CA 92126
Attention: President
Fax: (858) 549-6345
Tel: (858) 549-6340

with a copy to:

TroyGould, PC

16th Floor, 1801 Century Park East

Los Angeles, California 90067

Attention: Istvan Benko, Esq.

Fax: (310) 201-4746

Tel: (310) 553-4441

If to the Escrow Agent:

Attention:

Facsimile:

Telephone:

12.           Governing Law. This Escrow Agreement shall be construed and interpreted according to the laws of the State of [New York], without regard to the conflicts of law rules thereof.

13.           Headings. The headings in this Escrow Agreement are inserted for convenience and identification only and are in no way intended to interpret, define or limit the scope, extent or intent of this Escrow Agreement or any provision hereof.

14.           Severability. Each provision of this Escrow Agreement is intended to be severable. If any term or provision hereof is determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforcement of the remainder of this Escrow Agreement.

15.           Counterparts. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The execution of this Escrow Agreement by any of the parties may be evidenced by way of a facsimile transmission of such party’s signature, or a photocopy of such facsimile transmission, and such facsimile signature shall be deemed to constitute the original signature of such party hereto.

16.           Amendment and Waiver. No modification or amendment to this Escrow Agreement shall be valid unless reduced to writing and signed by Buyer, Portera and Escrow Agent. No consent or waiver, expressed or implied, by any party to or of any breach or default by any other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any obligations of the party. Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by that party of its rights under this Escrow Agreement or otherwise.

17.           Successors. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns but shall not create any rights in any third parties. No party hereto may assign either this Escrow Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that any corporation into which Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent shall be a party, or any corporation to which substantially all the corporate trust business of Escrow Agent may be transferred, shall be Escrow Agent under this Escrow Agreement without further act.

18.           Representations and Warranties. Each of Buyer and Portera, with respect to itself or himself and not with respect to the other parties hereto, makes the following representations and warranties to the Escrow Agent:

(a)           If such party is an entity, it is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.

(b)           This Escrow Agreement has been duly approved by all necessary action, including any necessary shareholder approval, if applicable, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(c)           The execution, delivery, and performance of this Escrow Agreement will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject.

(d)           The applicable persons designated on Exhibit B hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any written directions, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions on behalf of Buyer and Portera under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party.

19.          USA Patriot Act. No party to this Escrow Agreement is (or will be) a person with whom Escrow Agent is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Buyer and Portera hereby agree to provide to Escrow Agent with any additional information that Escrow Agent deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. The following notification is provided to Buyer and Portera pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (“Patriot Act”): IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for depositors: When a depositor opens an account, if such depositor is an individual, a lender (including Escrow Agent) will ask for such depositor’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the lender to identify such depositor, and, if such depositor is not an individual, the Escrow Agent will ask for such depositor’s name, taxpayer identification number, business address, and other information that will allow the lender to identify such depositor. The Escrow Agent may also ask, if such depositor is an individual, to see depositor’s driver’s license or other identifying documents, and, if such depositor is not an individual, to see such depositor’s legal organizational documents or other identifying documents. In the event Buyer or Portera violates any of the provisions of the USA Patriot Act and the regulations thereunder, such event shall constitute a default hereunder and shall entitle the Escrow Agent to exercise all of its rights and remedies at law or in equity, including but not limited to terminating this Escrow Agreement.

20.           Force Majeure. No party to this Escrow Agreement shall be liable to any other party for losses arising out of, or the inability to perform its obligations under the terms of this Escrow Agreement, due to acts of God, which shall include, but shall not be limited to, fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism or other acts beyond the control of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer, Portera and Escrow Agent have signed this Escrow Agreement as of the date first above written.

PARENT:

RF INDUSTRIES, LTD.

By:________________________________
Howard Hill,
President and Chief Executive Officer

PORTERA:

By:________________________________
Name: Robert Portera

ESCROW AGENT:

[________________________]

By:________________________________
Name: ____________________________________
Title: _____________________________________

Exhibit a

Fee Schedule

These fees are based upon our current understanding of our duties under of the above-referenced agreement. Escrow Agent reserves the rights to adjust its fees should its duties change under the agreement.

ACCEPTANCE FEE:

$

TRANSACTION FEES:

Wire fee:

Check Disbursement:

LEGAL FEES:

OUT OF POCKET EXPENSES:

Exhibit B

Buyer:

  Taxpayer Identification Number: ____________

  Company Representative: The following individual is hereby designated as representative of Buyer under the Agreement.

Name: _____________ Specimen Signature: ___________________________

Portera:

1. Taxpayer Identification Number: ###-##-####

2. Name: Robert Portera Specimen Signature: ___________________________

EXHIBIT B

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on January 20, 2015 by and between Comnet Telecom Supply, Inc., a New York corporation (the “Corporation”) and Robert Portera (hereinafter called "Executive").

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ Executive as the Corporation’s President under the terms of this Agreement, and Executive is willing to accept such employment on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Employment by Corporation. The Corporation hereby agrees to employ Executive as the Corporation’s full-time President. As President, Executive will report to the President of Cables Unlimited, Inc. (currently, Darren Clark), and shall have such duties consistent with that of a President that may from time to time be designated or assigned to Executive pursuant to the directives of the President of Cables Unlimited or the Board of Directors of the Corporation.

2.             Executive’s Acceptance of Employment. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder: he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and companies under common control with the Corporation (its “Affiliates”), he will perform the duties assigned to him pursuant to Section 1 hereof, subject, at all times, to the direction and control of the Board of Directors, and he will do such reasonable traveling as may be required of him in the performance thereof.

Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During the period of his employment by the Corporation, Executive agrees to be bound by the Code of Ethics (the "Code of Ethics") of RF Industries, Ltd. ("Parent") and any amendments adopted thereto, copies of which Executive hereby acknowledges he has received and read, and Executive agrees that he shall not, without the prior written approval of the Board of Directors, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Corporation and its Affiliates.

3.            Term. Executive shall be employed for a term ending on January 20, 2017 (the “Term”), unless his employment is terminated prior thereto pursuant to the provisions hereof. This Agreement shall automatically expire on January 20, 2017 and shall not be extended or renewed except in a writing signed by an authorized officer of the Corporation. Executive hereby acknowledges and agrees that his employment by the Corporation, if any, beyond the expiration date of this Agreement shall be terminable by either party at will and shall not, under any circumstances, be deemed to expressly or impliedly renew the terms of this Agreement.

4.             Compensation/Bonus/Benefits.

4.1          The Corporation will pay to Executive as compensation for his services hereunder a salary (the “Base Salary”) of $210,000 per annum, or such greater amount as the Board of Directors of the Corporation shall from time to time determine and confirm in writing. Any increase shall become effective for future salary payments and shall not be retroactive. Such salary is to be payable in equal installments in accordance with the Corporation’s normal payroll policy.

4.2          Commencing with the fiscal year ending October 31, 2015, and for each fiscal year thereafter while this Agreement is in effect, Executive shall participate in an annual bonus plan of the Corporation pursuant to which Executive’s target bonus opportunity shall be fifty percent (50%) of Executive’s Base Salary (the “Target Bonus”). The actual bonus paid may be higher or lower than the Target Bonus for over-or under-achievement of Corporation and individual objectives as determined by the Board of Directors. The Target Bonus will be subject to annual adjustment by the Board, in its sole discretion; provided, however, that the percentage of Executive’s Target Bonus may not be decreased without Executive’s consent. Any bonus earned by Executive for any fiscal year shall be paid to him as soon as reasonably practicable after the end of the year for which it is earned, but in no event later than 90 days following the end of the fiscal year for which it is earned.

4.3           Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any pension, retirement, disability, insurance, medical service, or other employee benefit plan which is generally available to all employees of the Corporation and which may be in effect from time to time during the period of his employment hereunder.  The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan. In addition to the employee benefits otherwise available to the Corporation’s employees, during the Term, Executive shall continue to be entitled to the life insurance policy and disability insurance policy, if any, that the Corporation maintained for Executive prior to the execution of this Agreement.

5.             Business Expenses. The Corporation shall reimburse Executive for all authorized expenses reasonably incurred by him in accordance with the Corporation’s travel and entertainment policy and procedures and any amendment thereof that the Corporation may adopt during his employment.

6.             Vacation. Executive shall be entitled to paid vacation of four (4) weeks per year (pro-rated for employment periods of less than one year), or such greater amount of vacation as is approved in writing by the Board of Directors. Any such vacations are to be taken at times mutually agreeable to Executive and the Board of Directors. Vacation time may be accumulated from year to year, provided that the maximum amount of vacation that may be accumulated at any time shall not exceed six weeks.

7.             Termination.

7.1           In addition to all other rights and remedies which the parties may have under applicable law, the Corporation may terminate this Agreement and the services of Executive effective upon the occurrence of any of the following events: (i) a material failure by Executive to perform his obligations under this Agreement; (ii) the death of Executive or his disability for a period of three (3) consecutive months; (iii) Executive fails to follow the Code of Ethics, and any amendments thereof that Parent may adopt, during his employment; or (iv) in the event that Executive shall act, whether with respect to his employment or otherwise, in a manner which is in violation of the criminal laws of the United States or any State or subdivision thereof (excluding minor violations). For purposes of this Agreement, a termination by the Corporation based on any of the foregoing events is a termination for “cause”. Subject to the provisions of Section 7.3, in the event that the Corporation terminates Executive’s employment under this Agreement during the Term for any reason other than for “cause,” the Corporation shall, concurrently with such termination, pay Executive an amount equal to the salary that would have been paid to Executive during the balance of the Term. If the Corporation terminates Executive’s employment with cause, or the Executive voluntarily terminates his employment, then the Corporation shall have no further obligations to Executive under this Agreement after the date of termination.

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7.2           Subject to the provisions of Section 7.3, if Executive terminates his employment under this Agreement for Good Reason, Executive shall be entitled to severance compensation in the form of continuation of Base Salary during the balance of the Term and, if the Corporation is then providing medical and dental insurance, the Corporation will continue to cover the cost of such medical and dental insurance for the balance of the Term. As a condition to Executive’s right to receive continuation of salary and other benefits pursuant to this Section 7.2:

7.2.1 If requested by the Corporation, Executive must execute and deliver to the Corporation a Release; and

7.2.2 Executive must not breach any of his covenants and agreements under Sections 8, 9 and 10 of this Agreement, which continue following termination of his employment.

7.3           Executive shall receive the Change of Control Payment if, within six (6) months after a Change of Control, (i) Executive terminates this Agreement for Good Reason, or (ii) Executive’s employment under this Agreement is terminated by the Corporation other than for cause. The Change of Control payment shall be in lieu of any payment that otherwise may be due to Executive as a result of the termination by Executive of his employment for Good Reason or by the Corporation for any reason other than for cause.

8.             Non-Competition. In consideration of the Corporation’s entering into this Agreement:

8.1           Executive agrees that during the effectiveness of this Agreement he will not directly or indirectly own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in any business in which the Corporation or any of its Affiliates is currently engaged or is engaged at the termination of this Agreement.  Nothing herein contained shall be deemed to prohibit Executive from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings therein represent less than five percent (5%) of the total number of shares or principal amount of other securities of such company outstanding.

8.2           Executive agrees that Executive will not, during the term hereof or prior to the expiration of three (3) years following the termination of the Executive’s employment for any reason, without the written consent of the Corporation, directly or indirectly, by action alone or in concert with others, induce or influence, or seek to induce or influence any person who is engaged by the Corporation or any of its Affiliates as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Executive, directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation.

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9.             Confidentiality Agreement.

9.1           As used herein, the term "Confidential Information" shall mean any and all information of the Corporation and of its Affiliates (for purposes of Sections 9, 10 and 11 of this Agreement, the Corporation’s Affiliates shall be deemed included within the meaning of "Corporation"), including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Corporation’s finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation’s products and services; (iii) the terms, conditions and current status of the Corporation’s agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation’s actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, shareholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Corporation; (vii) any other non-public information and knowledge with respect to the Corporation’s products, whether developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Executive’s employment have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

9.2           Executive acknowledges and agrees that the Corporation is engaged in a highly competitive business and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Executive:

(i) the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

(ii) Executive shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity; and

(iii) unless the Corporation gives Executive prior express written permission, during his employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain, learn about, develop or be entrusted with as a result of Executive’s employment by the Corporation.

9.3           Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive has committed to memory, is supplied or made available by the Corporation to the Executive solely to assist him in performing his services under this Agreement. Executive further agrees that after his employment with the Corporation is terminated for any reason:

(i) Executive shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries or other record of any type of Confidential Information; and

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(ii) Executive shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

10.           Invention Disclosure. Executive agrees to disclose to the Corporation promptly and fully all ideas, inventions, discoveries, developments or improvements ("Inventions") that may be made, conceived, created or developed by him (whether such Inventions are developed solely by him or jointly with others) during his employment by the Corporation which either (i) in any way is connected with or related to the actual or contemplated business, work, research or undertakings of the Corporation or (ii) results from or is suggested by any task, project or work that he may do for, in connection with, or on behalf of the Corporation. Executive agrees that such Inventions shall become the sole and exclusive property of the Corporation and Executive hereby assigns to the Corporation all of his rights to any such Inventions. With respect to Inventions, Executive shall during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation the entire right, title and interest in and to the same, (b) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation’s right therein and thereto. If any such assistance is required following the termination of Executive’s employment with the Corporation, the Corporation shall reimburse Executive for his lost wages or salary and the reasonable expenses incurred by him in rendering such assistance. Anything contained in this paragraph to the contrary notwithstanding, this paragraph does not apply to an Invention or Intellectual Material for which no equipment, supplies, facilities, or trade secret information of the Corporation was used and which was developed entirely on the Executive’s own time, unless the Invention or Intellectual Material relates: (i) to the business of the Corporation, (ii) to the Corporation’s actual or demonstrably anticipated research or development, or (iii) the Invention or Intellectual Material results from any work performed by Executive for the Corporation.

11.           Remedies. Executive acknowledges and agrees that the business of the Corporation is highly competitive and that the provisions of Sections 8, 9 and 10 are reasonable and necessary for the protection of the Corporation and that any violation of such covenants would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, Executive agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Corporation against Executive for any actual or threatened violation of any of said covenants and if the Corporation prevails in such litigation, then, Executive shall be liable to the Corporation for, and shall pay to the Corporation, all costs and expenses of any kind, including reasonable attorneys' fees, which the Corporation may incur in connection with such proceedings.

12.           Definitions. Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section 12, certain other capitalized terms being defined elsewhere in this Agreement:

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"Change in Control" means the occurrence of any of the following during the Term:

(i) Any "Person" or "Group" (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder) is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent, or of any entity resulting from a merger or consolidation involving Parent, representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Parent or such entity.

(ii) The consummation of (x) a merger, consolidation or reorganization to which the Parent is a party, whether or not the Parent is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Parent, in one transaction or a series of related transactions, to any Person, where any such transaction or series of related transactions referred to in clause (x) or clause (y) above in this subparagraph (ii) (a "Transaction") does not otherwise result in a "Change in Control" pursuant to subparagraph (i) of this definition of "Change in Control"; provided, however, that no such Transaction shall constitute a "Change in Control" under this subparagraph (ii) if the Persons who were the stockholders of the Parent immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (ii) or the Person to whom the assets of the Parent are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (ii), in substantially the same proportions in which such Beneficial Owners held voting stock in the Parent immediately before such Transaction or series of related transactions.

“Change of Control Payment” means a cash payment in an amount equal to the greater of (i) six month’s salary (based on Executive’s Base Salary at the time of such termination), plus payment for all accrued and unused vacation time and (ii) the salary that would otherwise be due to Executive upon termination for Good Reason or by the Corporation without cause, but for this provision.

"Good Reason" means the occurrence without Executive’s express written consent, before or after the occurrence of a Change in Control, of any of the following:

(i) The Corporation reduces Executive’s Base Salary.

(ii) The Corporation requires Executive to change the location of Executive’s work office by more than 50 miles from the location of the Corporation’s current principal office in East Brunswick New Jersey.

(iii) The Corporation reduces Executive’s responsibilities or directs Executive to report to a person of lower rank or responsibilities.

“Release” means a written release, in a form and substance satisfactory to the Corporation, of any and all claims against the Corporation and its Affiliates and all directors and officers of the Corporation and its Affiliates with respect to all matters arising out of Executive’s employment by the Corporation, or the termination thereof, except for: (a) claims for entitlements under the terms of this Agreement or plans or programs of the Corporation in which Executive has accrued a benefit, and (b) claims for indemnification under the articles of incorporation or bylaws of the Corporation or Parent, under any indemnification agreement between the Corporation (or Parent) and Executive, or under applicable law.

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13.           Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and no amendment or modification hereof shall be valid or binding unless made in writing and signed by both parties hereto.

14.           Notices. Any notice, required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

if to the Corporation at:

Comnet Telecom Supply, Inc.

1 Kimberly Road, Building 101

East Brunswick NJ 08816

Attention: Chief Executive Officer

and, if to Executive:

Robert Portera

8 Blueberry Hill

Marlboro, NJ 07746

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given as provided herein. The date of the giving of any notice hereunder shall be the date delivered or if sent by mail, shall be the date of the posting of the mail.

15.           Non-Assignability. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive.  This Agreement shall be binding upon Executive and inure to the benefit of his heirs, executors and administrators and be binding upon the Corporation and inure to the benefit of its successors and assigns.

16.          Choice of Law And Forum. This Agreement shall be governed, interpreted and construed under the laws of the State of New Jersey without regard to its conflict of law principles. The parties agree that any dispute or litigation arising in whole or in part hereunder shall, at the option of the Corporation, be litigated in any state or Federal court of competent subject matter jurisdiction sitting in Middlesex, County, New Jersey, the jurisdiction of which and venue in which Executive irrevocably consents.

17.           Waiver. No course of dealing nor any delay on the part of any party in exercising any rights hereunder shall operate as a waiver of any such rights.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

18.           Severability. If any provision of this Agreement, including any paragraph, sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of such paragraph, sentence, clause or part thereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

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19.           Survival at Termination. The termination of Executive’s employment hereunder shall not affect his obligations to the Corporation hereunder which by the nature thereof are intended to survive any such termination including, without limitation, Executive’s obligations under Sections 8, 9 and 10.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above set forth.

COMNET TELECOM SUPPLY, INC.	EXECUTIVE:

By: /s/ HOWARD HILL	/s/ ROBERT PORTERA _
Its: Chairman	Robert Portera

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EXHIBIT C

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 20, 2015, by and between Comnet Telecom Supply Inc., a New York corporation (the “Company”), and Marie DePuma (the “Employee”):

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth below, and the Employee desires to be so employed by the Company; and

WHEREAS, the Company is a wholly-owned subsidiary of RF Industries, Ltd., a Nevada corporation (the “Parent”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, agreements, and promises set forth herein, and intending to be legally bound, the parties agree as follows:

1.             Employment.

1.1              Position; Duties. The Company agrees to employ the Employee as its Controller/Office Manager, and the Employee agrees to accept such employment. The Employee shall report to the President of the Company. The Employee acknowledges that the Employee’s job title and duties may be changed by the Company from time to time as determined by the Company in its sole discretion. The Employee acknowledges that she has received the Parent’s company handbook and Insider Trading Policy, and that she agrees to fully comply with such policies and restrictions.

1.2              Term of Employment. The term of this Agreement commenced on the date hereof and shall terminate on December 31, 2015. Said term may be sooner terminated as hereinafter provided, and if the term is so terminated, except where the context otherwise requires all references herein to the "term" of this Agreement shall mean the original term as so shortened. Unless the Company and the Parent agree otherwise in writing, the Employee agrees that, commencing on January 1, 2016 the Employee’s employment shall be strictly on an at-will basis, and thus may be terminated by the Company or by the Employee at any time.

2.             Compensation and Related Matters.

2.1              Base Salary; Bonus. As compensation for services rendered hereunder, the Employee shall receive an annual base salary of $100,000.00 for the month of January 2015, and an annual base of $110,000 thereafter (the “Annual Base”), to be paid in accordance with the Company’s customary payroll practices. In addition, the Employee shall be eligible to a discretionary year-end cash bonus of up to $10,000 for the Employee’s services rendered in 2015. The Company’s President shall decide on the amount, if any, of the foregoing discretionary bonus. If a bonus is granted, such bonus shall be paid in January 2016.

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2.2              Benefits. The Employee will be eligible to participate in any of the Company’s employee benefit plans made available to all employees of the Company, including health insurance, life insurance, 401K Plan, as well as three (3) weeks of paid vacation annually.

2.3              Reimbursement. The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred by the Employee at the request of, or on behalf of, the Company in the discharge of her duties. The Employee agrees to file expense reports with respect to such expenses in accordance with the Company’s policies.

3.             Restrictive Covenants.

3.1              Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, the Parent, or any of their affiliated companies, and their respective businesses, which shall not be or become public knowledge (other than by acts by the Employee or her representatives in violation of this Agreement). After termination of the Employee’s employment with the Company, she shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it in writing. Furthermore, upon termination of this Agreement, the Employee will promptly deliver to the Company all books, memoranda, records and written data of every kind relating to the business and affairs of the Company that may then be in her personal possession.

3.2              Non-Solicitation. The Employee hereby agrees that she will not at any time interfere with or disrupt or attempt to interfere with or disrupt the Company’s, the Parent’s, or any of their affiliates’ business relationship with its customers or suppliers or hire or attempt to hire any of the employees of the Company, the Parent or any of their affiliates or otherwise cause or attempt to cause any such employees to leave the employment of the Company, the Parent or any of its affiliates.

4.             Miscellaneous.

4.1              Successors and Assigns; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of the Employee hereunder are personal to the Employee and may not be delegated or assigned by him.

4.2              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to choice of law rules thereof.

4.3              Waivers. The waiver by either party hereto of any right hereunder of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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4.4              Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

4.5              Amendment; Cancellation. This Agreement may not be amended or cancelled except by mutual agreement of the parties in writing (with the consent of the Parent) and, so long as the Employee lives, no person, other than the Company, the Parent and the Employee shall have any rights under or interests in this Agreement or the subject matter hereof.

4.6              Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral and/or written understandings and/or agreements between the parties hereto.

4.7              Descriptive Headings. The parties hereto agree that the headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Employment Agreement to be executed on its behalf on the date first indicated above.

COMNET TELECOM SUPPLY, INC.

By:  /s/ ROBERT PORTERA

Name: Robert Portera

Title: President

EMPLOYEE:

/s/ MARIE DEPUMA

Marie DePuma

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